                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            CMS ENERGY CORPORATION
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                               [CMS ENERGY LOGO]

                             CMS ENERGY CORPORATION
               CALL AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 28, 1999

To the Shareholders of CMS Energy Corporation:

    The annual meeting of shareholders of CMS Energy Corporation will be held on Friday, the 28th day of May 1999, at 10:30 A.M., Eastern Daylight Saving Time, at the Dearborn Inn, 20301 Oakwood Boulevard, Dearborn, Michigan 48124 for the following purposes:

    (1) Electing a Board of Directors of 11 members;

    (2) Ratifying the appointment of Arthur Andersen LLP, independent public accountants, to audit the financial statements of CMS Energy Corporation for the year ending December 31, 1999;

    (3) Considering the approval of an amendment to the CMS Energy Corporation Performance Incentive Stock Plan; and

    (4) Transacting such other business as may properly come before the meeting.

    The annual report to the shareholders for the year 1998, including financial statements, has been furnished to you.

    The Board of Directors has fixed March 31, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. All shareholders are cordially invited to attend the annual meeting and will be entitled to vote on all matters that come before the meeting. The Board of Directors requests that you vote by means of touch tone telephone, the Internet, or by signing and returning the enclosed proxy. The enclosed envelope requires no postage if mailed in the United States.

                                         By order of the Board of Directors,

                                         Thomas A. McNish, Secretary

CMS Energy Corporation
Fairlane Plaza South
Suite 1100
330 Town Center Drive
Dearborn, Michigan 48126
April 15, 1999

                                PROXY STATEMENT
                            ------------------------

                                  INTRODUCTION

    The Board of Directors solicits your proxy for use at this year's annual meeting. The shares represented by your proxy will be voted as you direct if the proxy is returned prior to the meeting. You may revoke your proxy at any time before it is exercised.

    As of December 31, 1998, CMS Energy Corporation's (the "Corporation") outstanding Common Stock consisted of a total of 116,559,062 shares. This total consisted of 108,106,516 shares of the Corporation's Common Stock, $.01 par value, and 8,452,546 shares of the Corporation's Class G Common Stock, no par value. Each outstanding share is entitled to one vote on all matters which may come before the annual meeting. All shares represented by signed proxies will be voted at the annual meeting.

    The Corporation has received a copy of Schedule 13G filed with the Securities and Exchange Commission ("SEC") by FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109, which indicates holdings of 7,951,230 shares representing 6.8% of the outstanding Common Stock of the Corporation. This schedule indicates that the shares were purchased in a fiduciary capacity in the ordinary course of business for investment purposes. The Corporation has also received a copy of Schedule 13G filed with the SEC by Brinson Partners, Inc., 209 South LaSalle, Chicago, Illinois 60604, which indicates holdings of 7,858,396 shares representing 6.7% of the outstanding Common Stock of the Corporation. This schedule indicates that the shares were purchased in a fiduciary capacity in the ordinary course of business for investment purposes. The Corporation has also received a copy of Schedule 13G filed with the SEC by American Express Company, American Express Tower, 200 Vesey Street, New York, New York 10285 and by American Express Financial Corporation, IDS Tower 10, Minneapolis, Minnesota 55440. This schedule indicates that holdings of 6,734,400 shares, representing 5.8% of the outstanding Common Stock of the Corporation, were acquired in a fiduciary capacity in the ordinary course of business for investment purposes. To the knowledge of management, no other person or entity owns beneficially more that 5% of any class of the Corporation's outstanding voting securities.

    The determination of approval of corporate action by the shareholders is based on votes "for" and "against". Abstentions and broker non-votes are not counted as "against" votes but are counted in the determination of a quorum.

                      NOMINEES FOR ELECTION AS MEMBERS OF
                             THE BOARD OF DIRECTORS

    The nominees for directors of the Corporation and Consumers Energy Company ("Consumers") will hold office until the next annual meeting or until their successors are elected and qualified. Unless a shareholder withholds authority to vote for the election of directors as provided in the proxy, the returned proxy will be voted for the listed nominees. The Board of Directors has no reason to believe that the persons named will not be available but in the event any nominee is unable to serve, the proxy will be voted for a substitute nominee designated by the Board of Directors. All of the nominees are presently serving as directors.

                          WILLIAM T. MCCORMICK, JR., 54, has served as Chairman of the
WILLIAM T. MCCORMICK, JR. Board and Chief Executive Officer of the Corporation since
        [PHOTO]           it was incorporated in February 1987 and as Chairman of the
                          Board of Consumers since November 1985. Until January 1992 he was also CEO of Consumers, and until December 1987, he
                          was also President of the Corporation and of Consumers. He is a director of Bank One Corporation, Rockwell
                          International Corporation, and Schlumberger Ltd. He has been a director of the Corporation since 1987 and of Consumers
                          since 1985.

                          JOHN M. DEUTCH, 60, has served since 1992 as Institute
JOHN M. DEUTCH            Professor of Massachusetts Institute of Technology (MIT),
   [PHOTO]                Cambridge, Massachusetts. On leave from MIT, he served as
                          Director of the Central Intelligence Agency from 1995
                          through 1996, as U.S. Deputy Secretary of Defense from 1994 to 1995, and as Undersecretary of the U.S. Department of
                          Defense from 1993 to 1994. He is a director of ARIAD
                          Pharmaceuticals, Inc., Citigroup, Inc., Cummins Engine
                          Company, Inc., Raytheon Company, and Schlumberger Ltd. He
                          has been a director of the Corporation and of Consumers
                          since 1997. He had previously served as a director of the
                          Corporation and of Consumers from 1986 to 1993, when he
                          resigned following his confirmation as Undersecretary of the
                          U.S. Department of Defense.

                          JAMES J. DUDERSTADT, 56, has been President Emeritus and
JAMES J. DUDERSTADT       University Professor of Science and Engineering at the
     [PHOTO]              University of Michigan, Ann Arbor, Michigan, since 1996. Dr.
                          Duderstadt also serves as director of the Millennium
                          Project, a research center at the University of Michigan
                          concerned with the impact of information technology on
                          society. He served as the President of the University of
                          Michigan from 1988 to 1996. He is a director of Unisys
                          Corporation and serves on the Executive Council of the
                          National Academy of Engineering. He has been a director of the Corporation and of Consumers since 1993.

                          KATHLEEN R. FLAHERTY, 47, has served since December 1, 1998
KATHLEEN R. FLAHERTY      as President and Chief Operating Officer of WinStar
     [PHOTO]              Communications, Europe, a provider of global
                          telecommunications services. Previously, she served from
                          1997 to 1998 as Senior Vice President, Product Architecture
                          for MCI Communications Corporation, and from 1995 to 1997 as
                          National Business Marketing Director for British Telecom.
                          Prior to that, she served from 1993 to 1995 as Corporate
                          Senior Vice President of MCI Communications Corporation, and
                          as Senior Vice President, Worldwide Sales and Marketing, of
                          Concert Management Services, Inc., a joint venture between
                          MCI and British Telecom. She has been a director of the
                          Corporation and of Consumers since 1995.

                          VICTOR J. FRYLING, 51, has served as Chief Operating Officer
VICTOR J. FRYLING         of the Corporation since 1996 and as President of the
     [PHOTO]              Corporation since 1992. In addition, he was elected Vice
                          Chairman of Consumers in 1992. He is a charter member of the
                          U.S. -- Argentina Business Development Council. He has been a director of the Corporation and of Consumers since 1990.

                          EARL D. HOLTON, 65, is Chairman of the Board of Steelcase,
EARL D. HOLTON            Inc. and has served since January 1999 as Vice Chairman of
   [PHOTO]                Meijer, Inc., a Grand Rapids, Michigan based operator of
                          food and general merchandise centers. Previously, he served from 1980 to January 1999 as President of Meijer, Inc. He is a director of Meijer, Inc. and Steelcase, Inc. He has been a director of the Corporation and of Consumers since 1989.

                          WILLIAM U. PARFET, 52, has served since 1995 as Co-Chairman
WILLIAM U. PARFET         of MPI Research, Mattawan, Michigan, a research laboratory
    [PHOTO]               conducting risk assessment toxicology studies. Previously, he served from 1993 to 1996 as President and Chief Executive
                          Officer of Richard-Allan Medical Industries. He is a
                          director of Pharmacia & Upjohn, Inc., Stryker Corporation,
                          ClinTrials Research, Inc., and Sybron International
                          Corporation. He is also a Commissioner of the Michigan
                          Department of Natural Resources. He has been a director of the Corporation and of Consumers since 1991.

                          PERCY A. PIERRE, 60, has served since 1990 as Professor of
PERCY A. PIERRE           Electrical Engineering, Michigan State University, East
    [PHOTO]               Lansing, Michigan. He also served as Vice President for
                          Research and Graduate Studies at Michigan State University
                          from 1990 to 1995. Dr. Pierre is a former Assistant
                          Secretary of the Army for Research, Development and
                          Acquisition. He is also a former President of Prairie View
                          A&M University. He is a director of Old Kent Financial
                          Corporation, the Whitman Education Group, and the Aerospace
                          Corporation. He also serves as a member of the Board of
                          Trustees for the University of Notre Dame. He has been a
                          director of the Corporation and of Consumers since 1990.

                          KENNETH L. WAY, 59, has served since 1988 as Chairman of the
KENNETH L. WAY            Board and Chief Executive Officer of Lear Corporation, a
  [PHOTO]                 Southfield, Michigan based supplier of automotive interior systems to the automotive industry. He is a director of
                          Comerica, Inc. and WESCO International, Inc. He also serves as a member of the Boards of Trustees for Kettering
                          University and the Henry Ford Health Systems. He has been a director of the Corporation and of Consumers since 1998.

                          KENNETH WHIPPLE, 64, served from 1988 until his retirement
KENNETH WHIPPLE           on January 1, 1999 as Executive Vice President of Ford Motor
   [PHOTO]                Company, Dearborn, Michigan, a world-wide automotive
                          manufacturer, and President of the Ford Financial Services
                          Group. In addition, he served from 1997 to 1998 as Chairman and Chief Executive Officer of Ford Motor Credit Company. He
                          had previously served as Chairman and Chief Executive
                          Officer of Ford of Europe, Inc. from 1986 to 1988. He is a director of Associates First Capital Corporation and Galileo
                          International, Inc. He has been a director of the
                          Corporation and of Consumers since 1993.

                          JOHN B. YASINSKY, 59, has served as Chairman and Chief
JOHN B. YASINSKY          Executive Officer and President since 1995, President and
    [PHOTO]               Chief Executive Officer from 1994 to 1995, and President and
                          Chief Operating Officer from 1993 to 1994 of GenCorp,
                          Fairlawn, Ohio, a manufacturer of aerospace, automotive and polymer products. He is a director of GenCorp. He has been a director of the Corporation and of Consumers since 1994.

                         MANAGEMENT SECURITY OWNERSHIP

    The following chart sets forth the ownership of the Corporation's Common Stock by the directors and executive officers:

                                                  Shares
                  Name                      Beneficially Owned*
                  ----                      -------------------
William T. McCormick, Jr. ..............          237,769
John M. Deutch..........................            3,000
James J. Duderstadt.....................            2,714
Kathleen R. Flaherty....................            2,729
Victor J. Fryling.......................          124,577
Earl D. Holton..........................           11,875
William U. Parfet.......................           11,600
Percy A. Pierre.........................            4,015
Kenneth L. Way..........................            2,503
Kenneth Whipple.........................            3,600
John B. Yasinsky........................            5,321
David W. Joos...........................           57,403
Paul A. Elbert..........................           74,856
Alan M. Wright..........................           38,855
All Directors and Executive Officers....          885,606

    * In addition to the shares shown above, Messrs. McCormick, Fryling, Joos, Elbert, Wright, and other executive officers own options to acquire 429,000; 237,500; 44,000; 55,100; 34,000; and 456,167 shares, respectively.

    Shares shown as beneficially owned include (1) shares to which a person has or shares voting power and/or investment power, and (2) the number of shares and share equivalents represented by interests in the Employees' Savings and Incentive Plan, the Deferred Salary Savings Plan, the Performance Incentive Stock Plan, and the Directors' Deferred Compensation Plan as of December 31, 1998. Both CMS Energy Corporation Common Stock and CMS Energy Corporation Class G Common Stock are included in the calculation of Shares Beneficially Owned. Mr. McCormick, Dr. Duderstadt, Ms. Flaherty, Mr. Fryling, Mr. Holton, Mr. Whipple, Mr. Joos, Mr. Elbert, Mr. Wright, and all other executive officers as a group own 3,000; 100; 400; 1,500; 568; 1,000; 3,319; 26,300; 1,177; and 4,256 shares, respectively, of Class G Common Stock. The directors each own 10 shares of Preferred Stock of Consumers. No other executive officer owns shares of Consumers Preferred Stock. The directors and executive officers together own less than 1% of the outstanding shares of the Corporation.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Federal securities laws require the Corporation's directors and executive officers, and persons who own more than 10% of the Corporation's Common Stock, to file with the SEC reports of ownership and changes in ownership of any securities or derivative securities of the Corporation. To the Corporation's knowledge, during the year ended December 31,1998, the Corporation's officers and directors made all required filings except Robert A Fenech, Senior Vice President of Consumers Energy, who filed a Form 5 in February 1999 regarding a withholding of 348 shares in February 1998 to cover taxes on vested stock.

      BOARDS OF DIRECTORS AND COMMITTEES OF THE CORPORATION AND CONSUMERS

    The Board of Directors of the Corporation met 10 times and Consumers' Board of Directors met 10 times during 1998. All incumbent directors attended more than 75% of the board and assigned committee meetings during 1998.

                                AUDIT COMMITTEES

    Members: William U. Parfet (Chair), John M. Deutch, James J. Duderstadt,
             Percy A. Pierre, and John B. Yasinsky.

    Meetings during 1998: Corporation 4 -- Consumers 4

    These committees meet with representatives of the independent public accountants from time to time during the year and after the completion of the annual audit of the Corporation's and Consumers' financial statements to review and discuss such audit, internal controls and other appropriate matters; review the activities of the Internal Audit Department; review the relationship of the Corporation's and Consumers' independent public accountants with the Corporation and Consumers insofar as they perform nonaudit services; and review and recommend to the Boards of Directors the appointment of independent public accountants.

                             NOMINATING COMMITTEES

    Members: John M. Deutch (Chair), James J. Duderstadt, Kathleen R. Flaherty,
             Percy A. Pierre, Kenneth L. Way, and Kenneth Whipple.

    Meetings during 1998: Corporation 2 -- Consumers 2

    These committees conduct a continuing study of the size, structure, composition and compensation of the Boards; seek out possible candidates to fill Board positions; aid in attracting qualified candidates to the Boards; recommend annually, prior to the solicitation of proxies, a slate of qualified candidates for election to the Boards at the annual meeting and, in case of any vacancies on the Boards, candidates to fill those vacancies; review periodically and recommend to the Boards of Directors modifications, as appropriate, to the director tenure policy; and determine from time to time criteria for selection and retention of Board members. The committees consider shareholders' recommendations of nominees for election to the Boards of Directors. The recommendations must be accompanied by the consent of each of the recommended nominees to act as a director. Shareholders should send their written recommendations of nominees to: Mr. Thomas A. McNish, Vice President and Secretary, CMS Energy Corporation, Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126.

                    ORGANIZATION AND COMPENSATION COMMITTEES

    Members: Earl D. Holton (Chair), John M. Deutch, William U. Parfet, Kenneth
             L. Way, Kenneth Whipple, and John B. Yasinsky.

    Meetings during 1998: Corporation 3 -- Consumers 3

    These committees review the executive organization of the Corporation and of Consumers from time to time; review from time to time the salaries and other compensation of all the officers of the Corporation and of Consumers; monitor the development of personnel for availability to fill key management positions as vacancies occur; establish goals annually for the Executive Incentive Compensation Plan; review and approve the incentive compensation payment schedule; administer the Corporation's Performance Incentive Stock Plan; and report to the Boards of Directors with respect to the committees' recommendations.

             ENVIRONMENTAL AND CORPORATE RESPONSIBILITY COMMITTEES

    Members: Percy A. Pierre (Chair), James J. Duderstadt, Kathleen R. Flaherty,
             Earl D. Holton, and John B. Yasinsky.

    Meetings during 1998: Corporation 3 -- Consumers 3

    These committees make recommendations to the Boards of Directors regarding significant environmental matters affecting the Corporation's and Consumers' operations; advise the Boards on the adoption and evaluation of policies designed to maintain the Corporation's and Consumers' position of corporate responsibility; review and monitor the Corporation's and Consumers' policies and objectives related to equal employment opportunities, review the Corporation's and Consumers' policies to comply with federal and state laws and regulations affecting personnel matters; and review the Corporation's and Consumers' policies related to contributions and support of charitable, educational and community organizations.

                              EXECUTIVE COMMITTEES

    Members: William T. McCormick, Jr. (Chair), John M. Deutch, Victor J.
             Fryling, Earl D. Holton, William U. Parfet, Percy A. Pierre and Kenneth Whipple.

    Meetings during 1998: Corporation 0 -- Consumers 0

    These committees exercise the power and authority of the Boards of Directors as may be necessary during the intervals between meetings of the Boards of Directors, subject to such limitations as are provided by law or by resolution of the Boards.

                         FINANCE AND PENSION COMMITTEES

    Members: Kenneth Whipple (Chair), Kathleen R. Flaherty, Victor J. Fryling,
             Earl D. Holton, William U. Parfet, and Kenneth L. Way.

    Meetings during 1998: Corporation 2 -- Consumers 2

    These committees give advice and counsel to the officers of the Corporation and Consumers with respect to the means for providing the funds required to carry out the Corporation's and Consumers' programs; review the financial policies including capitalization objectives, use of short-term financing and issuance of long-term securities; and recommend to the Boards of Directors financial policies for the Corporation and Consumers. In addition, the committee of Consumers reviews the investment policies for all employee benefit funds with respect to assets being managed, including adequacy of funding; reviews quarterly the investment performance of each of the investment managers for all employee benefit funds of Consumers; reports to the Board of Directors on findings regarding selection and retention of managers; and reviews the administration of the employee benefit plans.

                           COMPENSATION OF DIRECTORS

    Directors who are not officers of the Corporation or Consumers received in 1998 an annual retainer fee of $30,000, and $1,250 for attendance at each Board meeting and $750 for attendance at each committee meeting. Committee chairs receive $1,000 for attendance at each committee meeting. Retainer and attendance fees are set by the Boards of Directors. In 1998, Mr. Way was granted 500 shares of Common Stock of the Corporation with a fair market value at time of grant of $21,656.25. All other Directors were granted 100 restricted shares of Common Stock of the Corporation with a fair market value at time of grant of $4,137.50. All Directors, except Mr. Way, were vested in 500 restricted shares of Common Stock of the Corporation with a fair market value at the time of vesting of $20,687.50. Directors are reimbursed for expenses incurred in attending Board or committee meetings. Directors who are officers of the Corporation or Consumers do not receive retainers or meeting fees for service on the Board or as a member of any Board committee. Pursuant to the Directors' Deferred Compensation Plan, a Director of the Corporation or Consumers who is not an officer may, at any time prior to a calendar year in which a retainer and fees are to be earned, or at any time during the year prior to the month in which a retainer and fees are earned, irrevocably elect to defer payment for that year, or a portion thereof, through written notice to the Corporation or Consumers, of all or half of any of the retainer and fees which would otherwise be paid to the Director, to a time following the Director's retirement from the Board of Directors. Any amount deferred will either (a) accrue interest at either the prime rate or the rate for 10-year Treasury Notes (whichever is greater), (b) be treated as if it were invested as an optional cash payment in the Corporation's Stock Purchase Plan, or (c) be treated as if it were invested in a Standard & Poor's 500 stock index fund. Accrued amounts will be distributed in a lump sum or in five or ten annual installments in cash. Outside Directors who retire with five years of service on the Board will receive monthly retirement payments equal to the retainer. These payments will continue for a period of time equal to their years of service on the Board. All benefits will cease at the death of the retired Director. Outside Directors are offered optional life insurance coverage, business-related travel accident insurance, and optional health care insurance, and the Corporation and Consumers pay the premiums associated with participation by Directors. The imputed income for the life insurance coverage in 1998 was: Messrs. Deutch, $870.60; Duderstadt, $691.20; Holton, $1,341.20; Parfet, $576.80; Pierre,
$870.60; Whipple, $1,221.60; and Yasinsky, $810.60.

                             EXECUTIVE COMPENSATION

    The following charts contain information concerning annual and long-term compensation and awards of stock options and restricted stock under the Corporation's Performance Incentive Stock Plan. The charts include the Chairman of the Board and the next four most highly compensated executive officers in 1998.

                           SUMMARY COMPENSATION TABLE

                                                                          Long-Term
                                                                       Compensation(1)
                                                                   ------------------------
                                                                     Awards       Payouts
                                                  Annual           ----------    ----------
                                               Compensation        Securities    Long-Term
                                           --------------------    Underlying    Incentive        All Other
  Name and Principal Position      Year     Salary      Bonus       Options      Payouts(2)    Compensation(3)
  ---------------------------      ----     ------      -----      ----------    ----------    ---------------
William T. McCormick, Jr.          1998    $900,000    $665,000      62,000      $1,093,554        $27,000
Chairman and CEO,                  1997     840,000     725,000      67,000         776,358         25,200
Corporation and Chairman,          1996     780,000     700,000      50,000         493,291         23,400
Consumers
Victor J. Fryling                  1998     625,000     382,440      36,000         663,158         18,750
President and COO,                 1997     595,000     438,250      40,000         450,297         17,850
Corporation and Vice               1996     550,000     429,000      30,000         246,165         16,500
Chairman, Consumers
David W. Joos                      1998     430,000     269,520      16,000         301,802         12,900
President and CEO -- Electric,     1997     343,750     252,260      20,000         175,914         10,312
Consumers                          1996     287,500     205,130      16,000          84,393          8,625

Paul A. Elbert                     1998     360,000     171,740      35,200(4)      267,399         10,800
President and CEO -- Gas,          1997     288,125     236,600      14,000(5)      188,850          8,640
Consumers                          1996     254,000     171,730      12,000(5)      105,560          7,620

Alan M. Wright                     1998     335,000     189,220      16,000         332,770         10,050
Senior Vice President              1997     318,000     216,210      18,000         228,275          9,540
and CFO, Corporation               1996     289,583     184,820      16,000         124,897          8,687
and Consumers

(1) Aggregate non-performance based restricted stock granted prior to 1998 held as of December 31, 1998 by named officers was: Victor J. Fryling, 10,000 shares, with value based on market price on December 31, 1998 of $484,375; David W. Joos, 15,000 shares, with value based on market price on December 31, 1998 of $726,562.50; and Paul A. Elbert, 15,000 shares, with value based on market price on December 31, 1998 of $726,562.50. Regular dividends were paid on such restricted stock.

(2) Market value of Common Stock paid under the Corporation's Performance Incentive Stock Plan for three-year performance periods.

(3) Employer matching contribution to defined contribution plans.

(4) 23% of the securities underlying options awarded to Mr. Elbert in 1998 are the Corporation's Common Stock, $0.01 par value. The remaining 77% are the Corporation's Class G Common Stock.

(5) 50% of the securities underlying options awarded to Mr. Elbert in 1996 and 1997 are the Corporation's Common Stock, $0.01 par value. The remaining 50% are the Corporation's Class G Common Stock.

                            EMPLOYMENT ARRANGEMENTS

    Agreements with the executive officers named above and nine other executive officers provide for payments of two times annual cash compensation if there is a change of control and adverse change of responsibilities. The Corporation and Consumers also provide long-term disability insurance policies for all executive officers which would provide payment of up to 60% of compensation in the event of disability.

                             OPTION GRANTS IN 1998

                                    Number of
                                    Securities
                                    Underlying        Percentage of Total   Exercise                 Grant Date
                                     Options          Options Granted to    Price Per   Expiration    Present
            Name                     Granted           Employees in 1998      Share        Date       Value(1)
            ----                    ----------        -------------------   ---------   ----------   ----------
William T. McCormick, Jr. ...         62,000                  14.7           $43.3125    08/22/08      $398,660
Victor J. Fryling............         36,000                   8.5            43.3125    08/22/08       231,480
David W. Joos................         16,000                   3.8            43.3125    08/22/08       102,880
Paul A. Elbert...............          8,000 Common            1.9            43.3125    08/22/08        51,440
Paul A. Elbert...............         27,220 Class G           6.4             24.625    08/22/08        82,416
Alan M. Wright...............         16,000                   3.8            43.3125    08/22/08       102,880

(1) The present value is based on the Black-Scholes Model, a mathematical formula used to value options traded on securities exchanges. The model utilizes a number of assumptions, including the exercise price, the underlying stock's volatility of 15.93% (20.02% for Class G Common Stock) using weekly closing prices for a four-year period prior to grant date (a five-year period for Class G Common Stock), the dividend rate of $0.33 per quarter ($0.325 for Class G Common Stock) with 5% annual dividend growth, the term of the option, and the level of interest rates at 5.45%, equivalent to the rate of four-year Treasury Notes (5.44% for Class G Common Stock, equivalent to the rate of five-year Treasury Notes). However, the Model does not take into account a significant feature of options granted to employees under the Corporation's Plan, i.e., the non-transferability of options awarded.

        AGGREGATED OPTIONS EXERCISES IN 1998 AND YEAR-END OPTIONS VALUES

                                                                                                   Value of
                                                                              Number of           Unexercised
                                                                        Securities Underlying    In-the-Money
                                         Shares Acquired     Value       Unexercised Options      Options at
                 Name                      On Exercise      Realized         at Year End        Year End(1)(2)
                 ----                    ---------------    --------    ---------------------   --------------
William T. McCormick, Jr. .............  50,000            $1,187,937          429,000            $7,716,375
Victor J. Fryling......................  20,000               469,719          237,500             4,244,969
David W. Joos..........................  16,000               313,750           44,000               448,000
Paul A. Elbert.........................  18,100  Common       208,681            8,900                51,750
Paul A. Elbert.........................  0 Class G                  0           46,200               149,587
Alan M. Wright.........................  16,000               234,000           34,000               306,000

(1) All options listed in this table are exercisable. The named officers have no unexercisable options.

(2) Based on the December 31, 1998 closing price of the Corporation's Common Stock as shown in the report of the NYSE Composite Transactions ($48.4375). Mr. Elbert's Class G Common Stock is valued based on the December 31, 1998 closing price of $25.25.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1998

                                                                                       Estimated Future Payouts
                                                                                     Under Non-Stock Price-Based
                                                                                          Plans (Shares)(1)
                                          Number                   Period         ----------------------------------
                Name                     of Shares              Until Payout      Threshold      Target      Maximum
                ----                     ---------              ------------      ---------      ------      -------
William T. McCormick, Jr. ...........     31,000                 2-5 years          7,750        31,000      46,500
Victor J. Fryling....................     18,000                 2-5 years          4,500        18,000      27,000
David W. Joos........................      9,000                 2-5 years          2,250         9,000      13,500
Paul A. Elbert.......................      4,000 Common          2-5 years          1,000         4,000       6,000
Paul A. Elbert.......................      7,082 ClassG          2-5 years          1,770         7,082      10,623
Alan M. Wright.......................      8,000                 2-5 years          2,000         8,000      12,000

(1) Under the Corporation's Performance Incentive Stock Plan, awards of restricted stock for the above officers vest at the rate of 25% per year after two years and are subject to achievement of specified levels of total shareholder return over a three-year period. The target number of shares as shown above will be earned if 100% of the targeted average 15% annual total shareholder return is achieved. The threshold number of shares will be earned on achievement of 40% of the target, and the maximum number of shares will be earned on achieving 140% of the target.

                               PENSION PLAN TABLE

    The following table shows the aggregate annual pension benefits at normal retirement date presented on a straight life annuity basis under the Corporation's qualified Pension Plan and non-qualified Supplemental Executive Retirement Plan (offset by a portion of Social Security benefits).

                                   Years of Service
               --------------------------------------------------------
Compensation      15         20         25          30           35
------------   --------   --------   --------   ----------   ----------
 $  500,000    $157,500   $210,000   $247,500   $  285,000   $  322,500
    800,000     252,000    336,000    396,000      456,000      516,000
  1,100,000     346,500    462,000    544,500      627,000      709,500
  1,400,000     441,000    588,000    693,000      798,000      903,000
  1,700,000     535,500    714,000    891,500      969,000    1,096,500
  2,000,000     630,000    840,000    990,000    1,140,000    1,290,000

    Regular, straight-time salary, as shown in the Summary Compensation Table during the five years of highest earnings, is used in computing benefits under the Pension Plan. In addition, awards under the Executive Incentive Compensation Plan, as shown in the Summary Compensation Table during the five years of highest earnings, are used in computing benefits under the Supplemental Executive Retirement Plan. The estimated years of service for each named executive is: William T. McCormick, Jr., 23.22 years; Victor J. Fryling, 23.00 years; David W. Joos, 27.15 years; Paul A. Elbert, 32.76 years; and Alan M. Wright, 15.45 years.

                 ORGANIZATION AND COMPENSATION COMMITTEE REPORT

                            Compensation Philosophy

    The Corporation's executive compensation program is directed by a committee composed entirely of independent outside directors. The Committee is responsible for determining and administering executive compensation policies and plans as well as reviewing and recommending officer appointments to the Board of Directors. The Committee also has the responsibility for approving both annual compensation and awards under long-term stock ownership programs. Such programs seek to enhance the profitability of the Corporation and, hence, shareholder value by aligning the financial interests of the Corporation's officers with those of its shareholders. In doing so, the Committee relies to a large degree on incentive compensation including stock-related awards to attract and retain outstanding officers.

    Compensation for Mr. McCormick and the other executive officers consists of a base salary, which is intended to be at the competitive median of the amounts paid to senior executives with equivalent positions at other energy companies of comparable size, and substantial annual and long-term incentive compensation closely tied to the Corporation's success in achieving earnings, stock appreciation and other performance goals. The incentive program is also designed to be competitive with plans of other comparable energy companies and variable "at risk" compensation is intended to be above median in years when the corporation meets or exceeds its performance goals, which in recent years have exceeded industry norms in terms of earnings and dividend growth.

                              Annual Compensation

    Just prior to the beginning of each fiscal year, the Committee reviews the base salary of Mr. McCormick and the other officers and approves annual salaries for them based on industry, peer group, and national surveys and judgment as to the past and expected future contributions of each individual. In the case of Mr. McCormick, such judgment also involves the Committee's assessment of his past performance and its expectation as to his future contribution in leading the Corporation.

    The annual incentive compensation (bonus) payment, if any, is based on the Corporation's success in meeting challenging earnings per share goals set by the Committee at the beginning of each year. In addition, individual performance goals are established for each executive officer for specific financial, operating and management achievements. Following the end of each year, the results on a corporate and individual basis are reviewed by the Committee to determine the appropriate awards. Under the Corporation's Executive Incentive Compensation Plan for 1998, because the Corporation achieved 91.4% of its earnings per share goal, the Committee granted annual incentive bonuses to officers, including those shown in the Summary Compensation Table. The Plan has a threshold payout at 80% of the earnings per share goal and a maximum payout at 120% of goal. Mr. McCormick's award was based on a standard award under the Plan of 75% of his salary, adjusted to reflect the Corporation's earnings relative to goal and the Committee's judgement as to his leadership performance for the year and his achievement of specific, predetermined goals.

                             Long-Term Compensation

    The last element of executive compensation considered by the Committee during each year is long-term incentive awards in the form of stock options and restricted stock awards under the Corporation's Performance Incentive Stock Plan. The Committee believes such awards are desirable in encouraging Common Stock ownership by executives, thus linking their interests directly to that of other shareholders. Therefore, in 1998, the Committee decided to grant stock options with an exercise price equal to the market price on the date of the grant to the officers, including those shown in the above charts. Options have been granted annually, usually for approximately the same number of shares. The Committee believes grants should be made annually on a generally consistent basis. In determining grants, the Committee weighed a number of factors including prior grants and corporate performance. The Committee also awarded performance-based restricted stock which will vest at the rate of 25% per year after two years, with 100% vested after five years. However, the nominal restricted stock award will be paid only if the average annual shareholder return target of 15% is achieved for each three-year performance period. If the average annual shareholder return is less than the target, then the award will be smaller, and if the return is more than the target, then the award will be greater.

                           Compensation Deductibility

    The Committee has reviewed the Corporation's compensation plans and the applicability of Section 162(m) of the Internal Revenue Code and regulations thereunder dealing with federal income tax deductibility for compensation in excess of $1 million. The Committee believes that awards of stock options and vesting of performance based restricted stock under the Corporation's Performance Incentive Stock Plan are not considered compensation under the regulations of Section 162(m), because both have been approved by shareholders and are based on pre-established performance goals. However, bonus awards under the Executive Incentive Compensation Plan are considered compensation because the Committee believes that it is in the best interests of the Corporation to retain maximum flexibility in rewarding superior performance.

                            Compensation Consultant

    In connection with its ongoing independent review of executive compensation, the Committee has retained Hewitt Associates, a recognized compensation and benefit consultant, to assist the Committee in evaluating the appropriateness and competitiveness of its compensation policies and programs.

    Submitted by the Organization and Compensation Committee: Earl D. Holton (Chair), John M. Deutch, William U. Parfet, Kenneth L. Way, Kenneth Whipple, and John B. Yasinsky.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
     AMONG CMS ENERGY CORPORATION, S&P 500 INDEX & DOW JONES UTILITY INDEX

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN GRAPH

                                                       CMS ENERGY                    S&P 500                DOW JONES UTILITY
                                                       ----------                    -------                -----------------
'1993'                                                   100.00                      100.00                      100.00
'1994'                                                    94.00                      101.00                       85.00
'1995'                                                   128.00                      139.00                      112.00
'1996'                                                   149.00                      171.00                      121.00
'1997'                                                   201.00                      229.00                      149.00
'1998'                                                   228.00                      294.00                      177.00

Total return assumes reinvestment of dividends.

Fiscal years ending December 31.

Assumes the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1993.

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

    Subject to the approval of the shareholders, the Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the financial statements of the Corporation for the year 1999. Arthur Andersen LLP also served as the Corporation's auditors for the year 1998. A representative of Arthur Andersen LLP will be present at the annual meeting of shareholders and will have an opportunity to make a statement and respond to appropriate questions.

    Approval of the proposal to ratify the appointment of auditors requires the affirmative vote of a majority of the shares of Common Stock voting on the proposal.

 THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE APPOINTMENT OF AUDITORS

                PROPOSAL FOR APPROVAL OF AMENDMENT TO CMS ENERGY
                        PERFORMANCE INCENTIVE STOCK PLAN

                            DESCRIPTION OF THE PLAN

    The following is a description of the Corporation's Performance Incentive Stock Plan (the "Plan") without giving effect to the proposed amendment described below, except where specifically noted.

    The Plan is administered by the Organization and Compensation Committee of the Board of Directors (the "Committee"), which is entirely composed of outside (non-employee) independent members of the Board of Directors. Each officer or other key executive employee of the Corporation or its subsidiaries is eligible to participate. As of December 31, 1998 approximately 120 people were eligible to participate in the Plan. The Committee selects the participants, determines the amount of grants and prescribes the other terms and conditions of each award.

    The Board of Directors may amend, suspend or terminate the Plan, but no amendment to the Plan may be made without shareholder approval which increases the total number of shares available under the Plan, changes the Plan's eligibility requirements or materially increases benefits to eligible employees under the Plan.

    Under the Plan, the Committee may grant to eligible employees share awards representing a contingent right to receive shares of the Corporation's Common Stock ("Restricted Stock") and/or Incentive Stock Options ("ISOs") intended to qualify as such under federal tax law and/or Nonqualified Stock Options ("NQOs"). (ISO's and NQO's are collectively referred to herein as "Options.") Stock Appreciation Rights ("SARs") may also be granted in conjunction with ISOs or NQOs.

    Under the current Plan, shares awarded or subject to Options may not be more than 3% of the outstanding shares of each class of Common Stock of the Corporation on January 1 of any year less the number of shares awarded or subject to Options granted under the Plan during the previous four years. Any shares or Options which are forfeited become available to be granted under the Plan. In effect, the current Plan allows the granting each year, on average, of 0.6% of the total outstanding shares.

    Under the proposed amendment, the Board recommends an increase in the shares that could be awarded from 3% over five years to 5% or an average of 1.0% per year of outstanding shares versus the current 0.6% allowed in the Plan. The amendment will also limit the percentage of restricted stock grants to no more than 20% of all awards for an average of 0.2% per year of outstanding shares. Since the Plan was first adopted in 1988 and amended in 1995, the Corporation has grown and diversified, resulting in a substantial increase in employees eligible for the Plan. The encouragement of Common Stock ownership by executives to link their financial interests with other shareholders continues to be an important corporate goal which will be furthered by the proposed increase. The proposal would enable the Corporation to be competitive by increasing the number of shares available to a level commensurate with the number of shares covered by plans of comparable energy companies.

    Under the Plan, the exercise price for all Options and SARs is at least 100% of the fair market value of the related shares on the date of the grant.

    Options and SARs may not be transferred other than by will or by the laws of descent and distribution and, during the lifetime of the optionee may be exercised only by the optionee. Options and SARs terminate no later than 10 years and one month after the date of the grant.

    Except as set forth below, Options and SARs terminate upon the termination of employment of the optionee with the Corporation. In the case of a termination of optionee's employment due to a reason other than the death of the optionee, the Committee may permit the exercise of Options and SARs for a period of up to one year after termination or up to three years upon retirement under a Pension Plan of the Corporation or one of its subsidiaries (ISOs and related SARs must generally be exercised within three months of termination of employment unless such termination was by reason of disability). In the case of a termination of the optionee's employment by reason of the optionee's death, any Option and related SAR may be exercised for up to one year following the optionee's death. In no event may an Option or SAR be exercisable subsequent to its expiration date. Options and SARs may only be exercised after the termination of the optionee's employment to the extent exercisable on the date of such termination.

    Upon the exercise of an Option, a participant may purchase all or a portion of the optioned shares by paying cash or, with the consent of the Committee, surrendering Common Stock of the Corporation already owned by the participant. Upon the exercise of an SAR, the participant will receive an amount equal to the difference between the exercise price and the fair market value on the exercise date. Such amount may be paid in cash, common stock or partly in each. If an SAR is granted in conjunction with an Option, exercise of the Option reduces the number of shares as to which the SAR may be exercised and exercise of the SAR cancels the Option as to such number of shares.

    During the period of restriction relating to a grant of Restricted Stock, the participant has the right to vote the shares, to receive dividends, when declared for all shareholders, and to exercise other shareholder rights with respect to the Restricted Stock, except that the Corporation retains custody of the stock certificate and, in general, the participant may not transfer the shares. If a participant's employment is terminated during the restriction period other than by retirement on or after age 62, or death, all rights to any shares of Restricted Stock will be forfeited to the Corporation. However, the Committee may, if circumstances warrant, approve the distribution of such otherwise forfeitable shares. Upon the occurrence of a Change in Control (as defined in the Plan) each award of Restricted Stock becomes fully vested for all award periods that have not then ended.

    The Corporation believes that under present federal tax laws the grant of Options or SARs will create no tax consequences for a participant or the Corporation. An optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Corporation will receive no deduction when an ISO is exercised. After exercise of an NQO or SAR, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares on the date of exercise and the

Corporation will be entitled to a deduction of the same amount. If the participant does not dispose of shares acquired pursuant to an ISO within two years from the date of grant or within one year of the transfer of the shares to such participant, any gain or loss realized on their subsequent disposition will be capital gain or loss. If these holding period requirements are not satisfied, the participant will generally realize ordinary income at the time of disposition in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the amount realized upon disposition, if any, over the option price and the Corporation will be entitled to a corresponding deduction. Generally, there will be no tax consequence to the Corporation from dispositions of shares acquired pursuant to NQOs or SARs.

    The grant of awards under the Plan is based on future performance as determined in the discretion of the Committee and accordingly, it is not possible to determine amounts that will be received thereunder in the future. Awards under the Plan during 1998 for Messrs. McCormick, Fryling, Joos, Elbert, and Wright are shown in the tables presented earlier in this statement. The restricted stock shown had a market value at December 31, 1998 of $1,501,562, $871,875, $435,937, $372,570, and $387,500, respectively. The executive officers as a group and the non-executive officer group were awarded stock options for 256,200 and 165,700 shares respectively and restricted stock of 122,582 shares with a market value at December 31, 1998, of $5,773,350 and 128,368 shares with a market value of $6,104,948, respectively.

                       DESCRIPTION OF PROPOSED AMENDMENT

    The Board of Directors has approved an amendment to the Plan which would provide that shares awarded or subject to options may not be more than 5% of the outstanding shares of each class of Common Stock of the Corporation on January 1 of any year less the number of shares awarded or subject to Options granted under the Plan during the previous four years. This would permit an average annual grant of 1.0% of the total shares outstanding versus 0.6% under the current Plan. The amendment will also limit the percentage of restricted stock grants to no more than 20% of all awards for an average 0.2% per year of outstanding shares.

    The Board believes that the proposed increase in shares available under the Plan would give the Organization and Compensation Committee the flexibility to continue to meet the objective of the Plan, ie., to link financial interests of the Corporation's executives with those of other shareholders, consistent with the substantial increase in participants in the Plan since the Plan was first implemented in 1988 and amended in 1995 due to the growth of the Corporation and to provide for projected future participation resulting from expanding business opportunities. Also, the proposal would enable the Corporation to be competitive by increasing the number of shares available to a level commensurate with the number of shares covered by plans of comparable energy companies.

    If the proposal is not approved by the shareholders, the Plan will remain in effect in its current form.

    Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock voting on the proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSAL.

                        2000 PROXY STATEMENT INFORMATION

    A shareholder who intends to submit a proposal for consideration at the 2000 annual meeting pursuant to the applicable rules of the Securities and Exchange Commission must send the proposal to reach the Corporation's Corporate Secretary on or before December 21, 1999; and in any event if the Corporation has not received written notice of any matter to be proposed at that meeting by March 6, 2000, the Proxy Holders may use their discretionary voting authority on any such matter. The proposals should be addressed to: Mr. Thomas A. McNish, Vice President and Secretary, Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126.

                                 OTHER MATTERS

    The Board of Directors does not know of any other matters that might be presented to the meeting except matters incident to the conduct of the meeting. However, if any other matters (including matters incident to the conduct of the meeting) do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

    The cost of solicitation of proxies will be borne by the Corporation. Proxies may be solicited by officers and other employees of the Corporation or its subsidiaries or affiliates, personally or by telephone, facsimile, Internet, or mail. The Corporation has arranged for Morrow & Co., Inc. 445 Park Avenue, New York, New York 10022, to solicit proxies in such manner, and it is anticipated that the cost of such solicitations will not exceed $20,000, plus incidental expenses. The Corporation may also reimburse brokers, dealers, banks, voting trustees or other record holders for postage and other reasonable expenses of forwarding the proxy material to the beneficial owners of shares of stock held of record by such brokers, dealers, banks, voting trustees or other record holders.

[CMS ENERGY LOGO]             COMMON STOCK PROXY
                      SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints W. T. MC CORMICK, JR. and T. A. MC NISH, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the annual meeting of shareholders of CMS Energy Corporation to be held at the Dearborn Inn, 20301 Oakwood Boulevard, Dearborn, Michigan on May 28, 1999 and at any adjournment or adjournments thereof. Said proxies, and each of them present and acting at the meeting, may vote upon the matters set forth on the reverse side hereof and with discretionary authority on all other matters that come before the meeting; all as more fully set forth in the Proxy Statement received by the undersigned. The shares represented hereby will be voted on the proposals as specified. IF THIS PROXY IS RETURNED SIGNED BUT NOT COMPLETED, IT WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS, THE RATIFICATION OF APPOINTMENT OF AUDITORS, AND THE PROPOSAL TO AMEND THE PERFORMANCE INCENTIVE STOCK PLAN.

                                        IF YOU CANNOT VOTE BY TOUCH TONE PHONE
                                        OR INTERNET, PLEASE  VOTE, SIGN AND DATE
                                        THIS PROXY ON THE REVERSE SIDE AND
                                        RETURN IT IN THE ENCLOSED ENVELOPE.

                                        THANK YOU FOR YOUR PROMPT RESPONSE.

                        PLEASE VOTE, SIGN AND DATE BELOW

[ ] TO VOTE AS RECOMMENDED by the Board of Directors on all items, PLEASE MARK THIS BOX, SIGN, DATE AND RETURN THIS PROXY.
    (No additional boxes need be marked.  If additional boxes are marked, this box will take precedence.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

(1) ELECTION OF          [ ] FOR all nominees listed below (except as indicated below)
    DIRECTORS            [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

    (01) William T. McCormick, Jr., (02) John M. Deutch, (03) James J. Duderstadt, (04) Kathleen R. Flaherty,
    (05) Victor J. Fryling, (06) Earl D. Holton, (07) William U. Parfet, (08) Percy A. Pierre, (09) Kenneth L. Way,
    (10) Kenneth Whipple, and (11) John B. Yasinsky.

(INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------------------------------------------------------

(2) Ratification of appointment of auditors                           PLEASE SIGN, DATE AND RETURN THIS PROXY
    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN                             IN THE ENCLOSED ENVELOPE.  NO POSTAGE IS NEEDED
                                                                      IF MAILED IN THE UNITED STATES.

(3) Proposal to amend the CMS Energy Performance Incentive            Signed ___________________________________________________
    Stock Plan

    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN                             Dated ______________________________________________, 1999
